EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Huahui Education Group Limited of our report dated November 26, 2019 for financial years then ended as of December 31, 2018 and 2017. We also consent to the use of our report to the Board of Directors and the Stockholders of Zhongdehui (Shenzhen) Education Development Co., Limited dated November 26, 2019 for financial years then ended as of December 31, 2018 and 2017, which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Pan-China Singapore PAC

Singapore

November 26, 2019